Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and between

LIME ENERGY CO.

and

BISON CAPITAL PARTNERS IV, L.P.

Dated as of December 23, 2014

i

3.14	Management Rights Letter	14

3.15	Accounts Payable	14

ARTICLE 4 CLOSING DELIVERIES OF THE PURCHASER		14

4.1	Voting Agreement	14

4.2	Registration Rights Agreement	14

4.3	Shareholder and Investor Rights Agreement	14

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		15

5.1	Due Organization and Qualification	15

5.2	Due Authorization; No Conflict	15

5.3	Capitalization; Liens	16

5.4	Financial Statements; Sarbanes Oxley Act of 2002	17

5.5	Receivables; Payables	19

5.6	Suppliers and Customers	19

5.7	Proprietary Rights	20

5.8	Contracts	20

5.9	Insurance	20

5.10	Leases	20

5.11	Indebtedness	21

5.12	Contingent Obligations	21

5.13	RESERVED	21

5.14	Litigation	21

5.15	Compliance with Laws	21

5.16	Environmental Condition	21

5.17	Labor Matters	22

5.18	Employee Benefit Plans; ERISA	22

5.19	Taxes	26

5.20	Fraudulent Transfer	28

5.21	Private Offering; Investment Company Act	28

5.22	Federal Regulations	29

5.23	Material Adverse Change	29

5.24	No Undisclosed Liabilities	29

5.25	Transactions with Affiliates	29

5.26	Company SEC Documents	29

5.27	Brokerage Fees	30

5.28	Registration Rights	30

5.29	Foreign Corrupt Practices	30

5.30	OFAC	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		31

6.1	Due Organization	31

6.2	Authorization; No Contravention	31

6.3	Binding Effect	31

6.4	Purchase for Own Account	31

6.5	Governmental Authorization; Third Party Consent	31

6.6	Brokers	32

6.7	Financing	32

6.8	No Prior Short Selling	32

ARTICLE 7 INDEMNIFICATION		32

7.1	Indemnification	32

7.2	Procedure; Notification	33

7.3	Effect of Investigation	34

ARTICLE 8 PURCHASER’S COVENANTS		34

8.1	Purchaser’s Covenant Not to Convert Securities in Excess of Share Cap	34

8.2	Legends	36

8.3	No Short Selling	36

8.4	Competitors	36

8.5	Confidentiality	37

ARTICLE 9 MISCELLANEOUS		37

9.1	Survival of Representations and Warranties	37

9.2	Notices	37

9.3	Successors and Assigns	38

9.4	Amendment and Waiver	39

9.5	Signatures; Counterparts	39

9.6	Headings	39

9.7	Governing Law	39

9.8	Severability	39

9.9	Entire Agreement	40

9.10	Publicity; Filings	40

9.11	Further Assurances	40

9.12	Construction	40

9.13	Federal Anti-Money Laundering Law	41

EXHIBITS

Exhibit A — Projections

Exhibit B — Opinion of Counsel

Exhibit C — Certificate of Designation

Exhibit D — Voting Agreement

Exhibit E — Registration Rights Agreement

Exhibit F — Shareholder and Investor Rights Agreement

Exhibit G — Management Rights Letter

SCHEDULES

Schedule 1.1 — UCC-3 Termination Statements

Schedule 2.2 — Fees at Closing

Schedule 3.3 — Consents and Approvals

Schedule 3.5 — Pro Forma Balance Sheet and Capitalization

Schedule 5.2(b) — Due Authorization; No Conflict

Schedule 5.3(b) — Capitalization

Schedule 5.3(d) — Liens

Schedule 5.3(e) — Distributions

Schedule 5.4(d) — Sarbanes-Oxley Act

Schedule 5.5(a) — Accounts Payable

Schedule 5.5(b) — Aged Accounts Payable

Schedule 5.6 — Suppliers and Customers

Schedule 5.7 — Proprietary Rights

Schedule 5.8 — Contracts

Schedule 5.9 — Insurance

Schedule 5.11 — Indebtedness

Schedule 5.12 — Contingent Obligations

Schedule 5.14 — Litigation

Schedule 5.17(c) — Labor Matters

Schedule 5.18 — Employee Benefit Plans; ERISA

Schedule 5.18(i) — Section 280G

Schedule 5.19 — Taxes

Schedule 5.19(o) — Ownership Changes

Schedule 5.25 — Transaction with Affiliates

Schedule 5.26 — Company SEC Documents

v

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of December 23, 2014, by and between LIME ENERGY CO., a Delaware corporation (the “Company”), and BISON CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“Purchaser”).

WITNESSETH

WHEREAS, the Company wishes to sell to Purchaser 10,000 shares (the “Securities”) of the Company’s authorized but unissued shares of Series C Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), upon the terms and subject to the conditions hereinafter set forth (the “Transaction”).

WHEREAS, Purchaser wishes to purchase the Securities, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                           Definitions.  As used in this Agreement and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as in effect from time to time, and any successor statute thereto.

“Books and Records” shall mean any and all presently existing and hereafter acquired or created books and records of the Group Members, including without limitation all records (including maintenance and warranty records), ledgers, computer programs, disc or tape files, printouts, runs, and other computer-prepared information indicating, summarizing, or evidencing the business or operations of the Group Members.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease of property (real, personal or mixed) which in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules or regulations issued in connection therewith.

“Common Shares” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company SEC Documents” shall mean all required SEC Reports with the SEC (including all reports, schedules, forms, statements and other documents filed with the SEC, whether or not required).

“Consolidated” or “consolidated” shall mean, with reference to any term defined herein, that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with GAAP.

“Contingency Financing Documents” shall mean the Finance Commitment Letter dated as of the date hereof between the Company and the Contingency Financing Source, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms, and all agreements, instruments and other documents executed in connection therewith.

“Contingency Financing Source” shall mean Richard Kiphart, or any other Person who becomes an assignee of any rights and obligations of Richard Kiphart in accordance with the Contingency Financing Documents.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any underlying

Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying Indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (d) otherwise to assure or hold harmless the owner of such obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contract” shall mean any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any Contract to which such Person is a party or by which it or any of such Person’s property is bound.

“Dollars” or “$” shall mean United States dollars.

“Environmental Law” shall mean all applicable federal, provincial, state and municipal laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered and made public by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances.

“Equity Securities” shall mean all shares, membership interests, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 promulgated under the Exchange Act and any instrument that is exercisable or exchangeable for or convertible into any of the foregoing).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations issued in connection therewith.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Executive Officer” shall mean, with respect to any Person, (a) any other Person titled as, or otherwise performing for or on behalf of such Person the functions typically performed by, a chairman, a chairwoman, a chief executive officer, a chief financial officer or a chief operating officer (or the equivalents thereof, in the case of non-corporate entities), and/or (b) any other Person in charge of a principal business unit, division or function (such as sales, administration or finance) of, or who performs an executive-level policy making function for, such first Person.

“Existing Shareholders” shall mean Richard Kiphart, an individual, and The John Thomas Hurvis Revocable Trust dated March 8, 2002.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Fees and Expenses” shall mean all reasonable fees, costs, charges, expenses and other amounts to be reimbursed by the Company to Purchaser and its Affiliates under any Transaction Document to which the Company is a party.  “Fees and Expenses” shall include, without limitation, (a) the reasonable costs of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) all obligations of the Company to reimburse and indemnify Purchaser or any Affiliate thereof for costs, expenses and other amounts incurred by Purchaser under the Transaction Documents, (c)  Purchaser’s and its Affiliates’ reasonable fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing or administering, the Transaction Documents (including reasonable fees and expenses associated with the letter of intent for the Transaction) and (d) all expenses of any and all Preferred Directors, Purchaser Designees and board observers (per Section 5.4  of the Shareholder Rights Agreement) in connection with their services as a director or participation in meetings of the Board of Directors which are reimbursed to directors (in their capacity as such) from time to time and (e) Purchaser’s and its Affiliates’ reasonable attorneys’ fees incurred in connection with any proposed amendment to any Transaction Documents (including those incurred in connection with a recapitalization or an Insolvency Proceeding) or, subject to Section 7.1(c), in enforcing or defending their rights under the Transaction Documents, irrespective of whether suit is brought.

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied.

“Governing Documents” shall mean the articles or certificate of incorporation, by-laws, certificate of formation, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

“Governmental Authority” shall mean any federal, state, provincial, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the Financial Industry Regulatory Authority.  Any stock exchange on which shares of the Company’s Capital Stock are traded shall be deemed a Governmental Authority.

“Group Members” shall mean the Company and its Subsidiaries and any other entity the results of whose operations are consolidated with the Company for accounting or Tax purposes.

“Hazardous Materials” shall mean (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by any Environmental Law, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance regulated by any Environmental Laws.

“Indebtedness” shall mean, without duplication, any and all obligations, contingent and otherwise, that in accordance with GAAP should be capitalized upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, in any event and whether or not so classified:  (a) all indebtedness for or in respect of money borrowed; (b) all obligations in respect of Capitalized Leases; (c) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (d) all obligations for the deferred purchase price of property or services (including trade obligations but excluding accounts payable to trade creditors for goods or services, and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business, as presently conducted); (e) current liabilities in respect of unfunded vested benefits under any ERISA plan; (f) outstanding obligations under letters of credit; (g) outstanding obligations under acceptance facilities; (h) obligations under all guaranties, endorsements (other than for collection or deposits in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (i) outstanding obligations secured by any Lien on any asset of such Person, whether or not such obligations have been assumed; (j) swaps; and (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Security of such Person (other than redemption rights for any of the Securities).

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy, insolvency or receivership law (other than those contested in good faith), including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, receiverships, readjustments of debt, dissolutions, liquidations, or extensions with some or all creditors.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, and any successor statute thereto.

“Lien” shall mean any lien, encumbrance, mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security, deposit arrangement or other preferential arrangement, or charge (including, any conditional sale or other title retention agreement, or finance lease) of any kind and any restriction on transfer or otherwise.

“Material Adverse Change” or “Material Adverse Effect” shall mean any event, development or circumstance that has caused or could (with or without notice or the passage of time, or both) reasonably be expected to cause a material adverse change in or effect on:  (a) the Transaction, (b) the condition (financial or otherwise), results of operation, assets, liabilities or management of the Group Members, (c) the validity or enforceability of any Transaction Document, (d) the ability of any Group Member to perform its obligations under any Transaction Document or (e) with respect to Purchaser, Purchaser’s ability to consummate the Transaction or any other transactions contemplated hereby or to perform its obligations hereunder; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a “Material Adverse Change” or “Material Adverse Effect”: (i) the announcement of the execution of this Agreement or the pendency of consummation of the transactions contemplated hereby (including the threatened or actual impact on relationships of the Company or its Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company or its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (iii) any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (iv) the failure, in and of itself, of the Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (i), (ii), (iii), (v), (vi) and (vii) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred; (v) a decline in the price, or a change in the trading volume, of the Company Common Shares on NASDAQ; provided, however, that the facts and circumstances underlying any such decline or change may, except as may be provided in subsections (i), (ii), (iii), (iv), (vi) and (vii) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred; (vi) compliance with the terms of, and taking any action required by, this Agreement; and (vii) acts or omissions of Purchaser (other than actions or omissions specifically contemplated by this Agreement).

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The NASDAQ Stock Market, Inc.

“Occupational Safety and Health Law” shall mean any Requirements of Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“PBGC” shall mean the Pension Benefit Guaranty Corporation (as defined in Title IV of ERISA).

“Person” shall mean and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Director” shall mean any member of the Board of Directors of the Company appointed by Purchaser or its assigns, pursuant to the Shareholder Rights Agreement and the Certificate of Designation.

“Projections” shall mean any and all forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements and (d) other projections, in each case relating to the Company or any other Group Member and whether prepared by or on behalf of any Group Member (including, without limitation, the projections attached hereto as Exhibit A).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Rights” of any Person shall mean all of such Person’s now owned and hereafter arising or acquired:  licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, trademark applications, service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Purchaser Designee” shall have the meaning set forth in the Shareholder Rights Agreement.

“Regulation T” shall mean Regulation T of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U” shall mean Regulation U of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X” shall mean Regulation X of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Related Person” of a Person shall mean (i) any Person that owns no less than a ten percent (10%) equity interest in such other Person or in an Affiliate of such other Person or (ii) any director, officer, manager or employee of such other Person or of such other Person’s Affiliates or Related Persons.

“Representatives” shall mean, as to any Person, such Person’s directors, officers, partners, employees, agents or representatives (including attorneys, accountants and financial advisors).

“Requirements of Law” shall mean, as to any Person, the Governing Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, rules of a stock exchange), in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“SEC Reports” with respect to any Person shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to, and restatements of, such documents) filed or required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Subsidiary” shall mean any corporation, association, trust or other business entity of which the designated parent shall at any time own, directly or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or Persons holding similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any obligations under any agreements with any other Person with respect to such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Event” shall mean (a) the receipt of a notice to terminate a Benefit Plan in a distress termination under Section 4041(c) of ERISA or to appoint a trustee to administer a Benefit Plan pursuant to Section 4042 of ERISA; (b) the institution of proceedings by the PBGC to terminate a Benefit Plan or to appoint a trustee pursuant to Section 4042 of ERISA, or the occurrence of any event or set of circumstances that might reasonably constitute grounds for the PBGC to do either; (c) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA; (d) any Group Member’s withdrawal from a single-employer plan during the plan year in which it is a substantial employer pursuant to Section 4063 of ERISA; (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (f) the incurrence by any Group Member or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (g) the receipt by any Group Member of any notice that a Multiemployer Plan in which any Group Member or any of its ERISA Affiliates participates is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in material liability to any Group Member; or (i) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Benefit Plan.

“Transaction Documents” shall mean, collectively, this Agreement, the Certificate of Designation, the Voting Agreement, the Shareholder Rights Agreement, the Registration Rights Agreement, the Management Rights Letter and the other documents, certificates or instruments entered into in connection herewith or therewith.

“Treasury Regulations” shall mean the treasury regulations promulgated under the Code.

“UCC-3 Termination Statements” shall mean UCC-3 termination statements terminating the UCC financing statements listed on Schedule 1.1 hereto, each in form and substance reasonably satisfactory to the Purchaser.

1.2                                           Index of Defined Terms.  Solely for convenience purposes, the following is a list of certain terms that are defined in this Agreement and the section numbers where such definitions are contained:

TERM:	SECTION:

Benefit Plans	Section 5.18(a)(iii)
Certificate of Designation	Section 3.9
Claims	Section 7.1(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Board Recommendation	Section 8.1(f)
Confidential Material	Section 8.5
ERISA Affiliate	Section 5.18(e)
Final Gross Negligence Determination	Section 7.1(b)

Financial Statements	Section 5.4(a)
Indemnified Liabilities	Section 7.1(a)
Indemnified Person	Section 7.1(a)
Information Statement	Section 8.1(c)
Knowledge	Section 1.3(d)
Management Rights Letter	Section 3.14
OFAC	Section 5.30
Proxy Statement	Section 8.1(d)
Purchase Price	Section 2.3
Purchaser	Preamble
Registration Rights Agreement	Section 3.12
Sarbanes-Oxley Act	Section 5.4(d)
Schedule	ARTICLE 5
SEC Matter	Section 5.19(d)
Securities	Preamble
Series C Preferred Stock	Preamble
Shareholder Rights Agreement	Section 3.13
Stockholder Approval	Section 8.1(a)
Stockholders Meeting	Section 8.1(d)
Stockholders Meeting Deadline	Section 8.1(d)
Transaction	Preamble
Voting Agreement	Section 3.11

1.3                                           General Construction.

(a)                                 GAAP — All financial terms used in this Agreement, other than those specifically defined in the Agreement, shall have the meanings accorded to them under GAAP.

(b)                                 Unless the context clearly requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning of the phrase “and/or”.  The words “hereof”, “herein”, “hereunder” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement.  Article, section, subsection, clause, appendix, exhibit and schedule references are to this Agreement, unless otherwise specified.  Any reference in this Agreement includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

(c)                                  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties, and each has had the opportunity to have the Agreement reviewed by its counsel.  Accordingly, this Agreement shall be construed and interpreted in a fair and impartial manner according to the ordinary meaning of the words used so as to accomplish the stated purposes and intentions of all parties hereto.

(d)                                 For purposes of this Agreement, a Person will be deemed to have “Knowledge” of a particular fact or other matter if (i) such Person is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. References in this Agreement to the “Knowledge of the Company,” the “knowledge of the Company,” the “Knowledge of the Company’s Executive Officers” and phrases of similar import or meaning refer solely to the Knowledge (or knowledge, as the case may be) of Adam Procell, Colleen Brennan, Jonathan Murano and Alexander Castro.

(e)                                  Any matter described in any schedule to this Agreement shall be a disclosure only with respect to any other section or subsection if the applicability of such matter to such other section or subsection is apparent on its face.

ARTICLE 2

PURCHASE AND SALE OF THE SECURITIES

2.1                                           Purchase and Sale of the Securities.  Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to Purchaser, and Purchaser agrees that it will acquire from the Company, the Securities.

2.2                                           Fees at Closing.  On the Closing Date, the Company shall pay or reimburse Purchaser for the Fees and Expenses incurred through the Closing, payable at the Closing as set forth on Schedule 2.2 (which Schedule 2.2 shall be delivered to the Company one Business Day prior to Closing) and include a reasonable estimate of Fees and Expenses still to be incurred through the Closing, which payments shall be made through a reduction in the Purchase Price; provided that, such Fees and Expenses payable at the Closing shall not exceed $500,000.00.

2.3                                           Closing.  Subject to the terms and conditions herein set forth, the purchase and sale of the Securities shall take place at the closing (the “Closing”) to be held at the offices of Sheppard Mullin Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, New York 10112 concurrently herewith (the “Closing Date”).  At the Closing, the Company shall deliver to Purchaser a certificate or certificates for the Securities against delivery by Purchaser to the Company of Ten Million Dollars ($10,000,000) (the “Purchase Price”), less the amounts contemplated by Section 2.2.  Payment of the Purchase Price shall be by wire transfer in immediately available funds to an account or accounts designated by the Company.

2.4                                           Use of Proceeds.  The proceeds of the Transaction shall be used for working capital purposes (and to pay Fees and Expenses as set forth in Section 2.2).

ARTICLE 3

CLOSING DELIVERIES OF THE COMPANY

On or prior to the Closing Date, Purchaser shall have received the following from the Company:

3.1                                           Secretary’s Certificates; Good Standing Certificates.

(a)                                 a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying on behalf of the Company (i) that the attached copies of the Governing Documents of the Company, and resolutions of the members or Board of Directors of the Company approving the Transaction Documents to which it is a party and the transactions contemplated thereby are all complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signature of each officer of the Company executing any Transaction Document to which it is a party or any other document delivered in connection therewith on behalf of the Company;

(b)                                 a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Group Member is organized, dated reasonably near the Closing Date, which shall list the Governing Documents of such Group Member and each amendment thereto on file in such office and certify that (i) such amendments are the only amendments to such Person’s Governing Documents on file in such office, (ii) such Person has paid all franchise Taxes to the date of such certificate and (iii) such Person is duly organized and in good standing under the laws of such jurisdiction;

(c)                                  a telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Group Member is organized certifying that such Group Member is in good standing under the laws of such jurisdiction on the Closing Date, together with the written confirmation of counsel to the Company in respect thereof; and

(d)                                 a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which such Group Member is required to be qualified as a foreign corporation or entity, dated reasonably near the Closing Date, stating that such Group Member is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and telephonic confirmation from the Secretary of State’s office or other applicable Governmental Authority of each such jurisdiction on the Closing Date as to the due qualification and continued good standing of each such Group Member as a foreign corporation or entity in each such jurisdiction on or about the Closing Date, together with the written confirmation of counsel to the Company in respect thereof.

3.2                                           Opinion of Counsel.  An opinion of counsel to the Company, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in the form attached hereto as Exhibit B.

3.3                                           Consents and Approvals.  Evidence of all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company, which shall be set forth on Schedule 3.3, necessary or desirable in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, or enforcement against the Company of the Transaction Documents to which it is a party, which shall be in full force and effect.

3.4                                           Transaction Documents.  The Transaction Documents, duly executed by the Company.

3.5                                           Pro Forma Balance Sheet and Capitalization.  A pro forma consolidated balance sheet and capitalization of the Group Members as if the following transactions contemplated by this Agreement occurred on September 30, 2014: (i) receipt of cash proceeds, net of Fees and Expenses, (ii) application of such proceeds to pay down accounts payable as set forth on Schedule 5.5(b), and (iii) the full conversion of all outstanding shares of preferred stock (as of immediately prior to the date hereof) to Common Shares, the full exercise of all outstanding warrants for Common Shares (as of immediately prior to the date hereof) and the full conversion of all outstanding convertible promissory notes (as of immediately prior to the date hereof) to Common Shares, in form and substance reasonably satisfactory to Purchaser and certified by the Chief Financial Officer of the Company on behalf of the Company that it fairly presents the pro forma adjustments reflecting foregoing.

3.6                                           Closing Fees.  All Fees and Expenses required to be paid pursuant to this Agreement.

3.7                                           Projections.  A certificate signed by the Chief Financial Officer of the Company on behalf of the Company confirming that (i) the Projections attached as Exhibit A and Exhibit B thereto, which shall have been previously delivered by the Company to the Purchaser, were prepared in good faith and based upon the then-current facts available to the Company and assumptions believed by the Company to be reasonable at the time made, (ii) to the Knowledge of the Company, no event, development or circumstance has occurred that has caused or could reasonably be expected to cause a material adverse change in the ability of the Group Members to meet the Projections attached as Exhibit A thereto or which would result in a material modification or restatement to any of such Projections and (iii) to the actual knowledge of the Company, no event, development or circumstance has occurred that has caused or could reasonably be expected to cause a material adverse change in the ability of the Group Members to meet such Projections attached as Exhibit B thereto or which would result in a material modification or restatement to any of the Projections; provided, however, that the Company makes no representation or warranty, in any Transaction Document or otherwise, that the Company will, or will be able to, achieve any or all of the financial results set forth in any Projections; provided, further, that the Purchaser acknowledges and agrees that such Projections are based upon assumptions as to future events or the future financial performance of the Group Members that may not prove to be accurate and that future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying such Projections.

3.8                                           Contingency Financing Source.  The Contingency Financing Documents.  The Contingency Financing Source shall have delivered to the Company a written consent to the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents.

3.9                                           Certificate of Designation.  A copy of a certificate of the Secretary of State of Delaware certifying that the Certificate of Designation of the Company in the form attached hereto as Exhibit C has been filed and is effective (the “Certificate of Designation”).

3.10                                    Stockholder Consent.  An action by written consent of the holders of a majority of the outstanding voting power of the Company, dated as of the date of this Agreement, approving the matters submitted for Stockholder Approval, effective twenty (20) calendar days following the mailing of the Information Statement described in Section 8.1(c).

3.11                                    Voting Agreement.  The Voting Agreement in the form attached hereto as Exhibit D (the “Voting Agreement”), duly executed by the Company and the Existing Shareholders.

3.12                                    Registration Rights Agreement.  The Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), duly executed by the Company.

3.13                                    Shareholder and Investor Rights Agreement.  The Shareholder and Investor Rights Agreement in the form attached hereto as Exhibit F (the “Shareholder Rights Agreement”), duly executed by the Company and the Existing Shareholders.

3.14                                    Management Rights Letter.  The Management Rights Letter in the form attached hereto as Exhibit G (the “Management Rights Letter”), duly executed by the Company.

3.15                                    Accounts Payable.  On the day prior to the Closing Date, a schedule setting forth all accounts payable aged over thirty (30) days as of a date that is no more than five (5) days prior to the Closing Date.

3.16                                    UCC-3 Termination.  Consent of Richard Kiphart to terminate the UCC-1 Financing Statement No. 201307841820 listing Lime Energy Co. as debtor and Richard P. Kiphart as secured party, filed with the State of Delaware Division of Corporations on February 27, 2013, which shall be filed with the State of Delaware Division of Corporations within one (1) Business Day after the Closing Date.

ARTICLE 4

CLOSING DELIVERIES OF THE PURCHASER

On or prior to the Closing Date, the Company shall have received the following from Purchaser:

4.1                                           Voting Agreement.  The Voting Agreement, duly executed by Purchaser.

4.2                                           Registration Rights Agreement.  The Registration Rights Agreement, duly executed by Purchaser.

4.3                                           Shareholder and Investor Rights Agreement.  The Shareholder Rights Agreement, duly executed by Purchaser.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Purchaser as of the date hereof, which representations and warranties shall survive the execution and delivery of this Agreement as set forth in Section 9.1 or any investigation by or on behalf of Purchaser.

Except as set forth in the Company SEC Documents for periods beginning on January 1, 2014 or later or relating to a single date as of January 1, 2014 or later or as set forth in the disclosure schedules attached hereto (collectively, the “Schedules” and each, a “Schedule”), the Company makes the following representations and warranties to Purchaser as of the date hereof.

5.1                                           Due Organization and Qualification.  Each Group Member is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and the laws of those jurisdictions in which it is qualified to do business, except where the failure to be duly organized or in good standing would not reasonably be expected to have a material adverse effect.  Each Group Member is qualified to do business in every jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis.

5.2                                           Due Authorization; No Conflict.

(a)                                 The execution, delivery, and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of the Company.

(b)                                 The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to the Group Members, except where such violation contemplated in this clause (ii) would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis, (ii) violate the Governing Documents of the Group Members, or any order, judgment, or decree of any court or other Governmental Authority binding on the Group Members, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation set forth on Schedule 5.2(b), (iv) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligation of the Group Members, except where such conflict, breach or default contemplated in this clause (iv) would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis, (v) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Group Member or (vi) require any approval of any Group Member’s interestholders or any approval or consent of any Person under any Contractual Obligation set forth on Schedule 5.2(b), or (vii) require any approval of any Group Member’s interestholders or any approval or consent of any Person under any other Contractual Obligation of any Group Member, except where the failure to obtain approval contemplated by this clause (vii) would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis.

(c)                                  Other than the filing of a Form D with the SEC pursuant to the Securities Act and a Listing of Additional Shares Notification Form with NASDAQ in the time and manner required thereby, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents do not and will not require any registration or filing with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, except where the failure to obtain, perform or provide such registration, filing, consent, approval, notice or other action would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis.

(d)                                 This Agreement and the other Transaction Documents, and all other documents contemplated hereby and thereby, when executed and delivered by the Company will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)                                  Any Taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement and the other Transaction Documents or the execution, delivery and sale of the Securities have been or will be paid on or prior to the Closing Date.

5.3                                           Capitalization; Liens.

(a)                                 There are no more than 9,424,220 Common Shares issued and outstanding on a fully-diluted basis (assuming the full conversion, exercise and exchange of all Equity Securities (including for this purpose those securities, options, warrants and rights that are issued and outstanding and those that are reserved for issuance under any stock option or equity incentive plan) after taking into account any anti-dilution adjustments (if any) triggered with respect to such Equity Securities as a result of the transactions contemplated by the Transaction Documents, and excluding the shares issued or issuable to Purchaser under the Transaction Documents).

(b)                                 Set forth on Schedule 5.3(b) is a complete and accurate list of (i) the authorized Capital Stock of each Group Member, by class and, as of the Closing Date, (ii)  the number of shares of Capital Stock of each such class that are authorized, issued and outstanding, (iii) the number and percentage of outstanding shares of Capital Stock of each such class that are owned by any other Group Member (including the relative percentages of ownership of each such Group Member in such shares of Capital Stock) and (iv) the jurisdiction of organization of such Group Members.  Other than as described on Schedule 5.3(b), there are no (A) subscriptions, options, warrants, calls, rights of first refusal, preemptive or other similar rights relating to the Capital Stock of any Group Member, including any right of conversion or exchange under any outstanding security or other instrument nor (B) Liens on the Capital Stock of any Group Member (including, without limitation, Capital Stock held by Affiliates of the Company).  Except as set forth on Schedule 5.3(b), no Group Member is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock or any security convertible into or exchangeable for any of its shares of Capital Stock.

(c)                                  All of the outstanding Capital Stock of the Company and its Subsidiaries have been duly authorized, validly issued and is fully paid and non-assessable and owned of record by the Person(s) set forth on Schedule 5.3(b).

(d)                                 Except as set forth on Schedule 5.3(d), there are no Liens on any of the assets of any Group Member.

(e)                                  Schedule 5.3(e) sets forth the amounts and timing of all distributions by a Group Member since January 1, 2013.  No such distributions were made by a Group Member in violation of any Contractual Obligation.  All such distributions made by a Group Member were made in accordance with such Group Member’s Governing Documents and were duly authorized by all necessary action on the part of such Group Member.  All such distributions were properly and accurately calculated and timely distributed to the appropriate recipients thereof.  Up until January 1, 2013, all of the income of each Subsidiary of the Company, net of any reserves maintained by such Subsidiary, was distributed to such Subsidiary’s holders of Capital Stock in accordance with such Subsidiary’s Governing Documents, or made to meet other Contractual Obligations.

(f)                                   All reserves established by a Group Member were established in accordance with such Group Member’s Governing Documents, GAAP and applicable law.  All cash that is held by a Group Member is held in accordance with such Group Member’s Governing Documents.  No Person has any Lien against the cash or reserves of any Group Member.  No holder of Capital Stock of any Group Member has any Lien against the cash or reserves of any Group Member unless and until such cash or reserves are distributed to such holder in accordance with the Governing Documents of the Group Member, any Contractual Obligations or applicable law.

(g)                                  There are no pending or threatened claims, actions or Liens between any Group Member, on the one hand, and the holders of Capital Stock thereof, on the other hand.

(h)                                 The Securities have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer imposed by applicable securities laws.

(i)                                     The Capital Stock of the Company issuable upon conversion of the Securities have been duly authorized and, when issued in accordance with the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable and will be free and clear of all Liens other than restrictions on transfer imposed by applicable securities laws.

5.4                                           Financial Statements; Sarbanes Oxley Act of 2002.

(a)                                 All quarterly and annual financial statements, with respect to periods beginning on January 1, 2013 or later or with respect to a single date as of January 1,

2013 or later (as amended or restated, the “Financial Statements”), of the Group Members delivered by the Company to Purchaser (including, without limitation, all such financial statements (including unaudited interim financial statements) delivered in connection with Purchaser’s due diligence with respect to the Transaction) have been prepared in accordance with GAAP (with the exception of the omission of notes to financial statements) and fairly present in all material respects the financial position and results of operations of the Group Members as of the dates and for the periods indicated.  The Financial Statements of the Group Members included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements or the notes thereto, and fairly present in all material respects the financial position of the Group Members as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b)                                 The Books and Records of the Group Members from January 1, 2013 accurately reflect in all material aspects the information relating to the business of the Group Members.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that since January 1, 2013 (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at quarterly intervals and appropriate action is taken with respect to any material differences.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Since January 1, 2013, neither the Company nor its independent registered public accounting firm has identified any material weakness or significant deficiencies in the Company’s internal control over financial reporting that have not been remediated.

(c)                                  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed.

(d)                                 The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to it as of the date hereof and as of the Closing Date.  Each required form, report and document containing financial statements that has been filed with or submitted to the Commission was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Neither the Company nor, to the Company’s Knowledge, any representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures methodologies or methods of the Company or its internal accounting controls, (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports and (c) comments that have been raised by the staff of the Commission.  To the Company’s Knowledge, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.  Except as set forth on Schedule 5.4(d), to the actual knowledge of the Company’s Executive Officers, after consultation with the Audit Committee of the Board of Directors, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

5.5                                           Receivables; Payables.

(a)                                 All accounts receivable of the Group Members have arisen from bona fide transactions in the ordinary course of business.

(b)                                 Except as set forth on Schedule 5.5(a), all accounts payable of the Group Members reflected on the financial statements provided to Purchaser are the result of bona fide transactions in the ordinary course of business and have been timely paid or will be timely paid in the ordinary course of business or are not yet due and payable (in all cases without any extensions of payment terms or waivers of penalties being sought or extended).  Schedule 5.5(b) sets forth all accounts payable aged over thirty (30) days after the due date for such account as of the Closing Date.  After the consummation of the Transaction and the application of the proceeds thereof in accordance with Section 2.4, all accounts payable aged over thirty (30) days after the due date for such account shall be paid unless the amounts due and payable thereunder are contested in good faith.

5.6                                           Suppliers and Customers.  Schedule 5.6 sets forth a complete and accurate list of (a) the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom (determined on a consolidated basis for the nine-month period ended September 30, 2014), and (b) the ten (10) largest customers of the Company, as measured by the dollar amount of revenue therefrom (determined on a consolidated basis for the nine-month period ended September 30, 2014).  Since December 31, 2013, there has been no material adverse change in the business relationship or prospects of the Company with any customer or supplier listed on Schedule 5.6.  Since December 31, 2013, none of such customers or suppliers has canceled or terminated or, threatened to cancel or terminate (in writing), any Contract with the Company or its relationship with the Company.

5.7                                           Proprietary Rights.  Each Group Member owns, or is licensed or has the right to use, all Proprietary Rights necessary for the conduct of its business as currently conducted, except as set forth on Schedule 5.7.  Other than as set forth on Schedule 5.7 no material claim has been asserted or is pending by any Person challenging or questioning the use of any Proprietary Right or the validity or effectiveness of any Proprietary Right, nor does the Company know of any valid basis for any such claim.  To the Company’s actual knowledge, neither the use of Proprietary Rights by the Group Members nor the continued operation of the Company’s businesses as presently conducted will infringe on, interfere with, impinge upon, misappropriate, or otherwise come into conflict with, any rights of any Person in any material respect.

5.8                                           Contracts.  Schedule 5.8 sets forth a list of all of the material Contractual Obligations of each Group Member (which, for purposes of this Section 5.8, means Contractual Obligations which require, or are reasonably expected to result in, a payment equal to or in excess of an aggregate of $100,000 to or by a Group Member in either the Company’s 2014 fiscal year or the Company’s 2015 fiscal year).  The Company has delivered or made available to Purchaser true and complete copies of all of the documentation evidencing such Contractual Obligations.  All such Contractual Obligations are in full force and effect and there is no breach or, to the Company’s actual knowledge, no anticipatory breach by any other party thereto.  No Group Member is a party to any Contractual Obligation that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person.

5.9                                           Insurance.  Schedule 5.9 sets forth a true and complete list of all liability and other insurance policies insuring the Group Members against losses arising out of or related to the businesses of the Group Members and all key man life insurance policies owned or maintained by any Group Member.  Each of the Group Members is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged and will be so covered after consummation of the transactions contemplated hereby.  The Group Members are each insured with reputable insurers, or benefit from such insurance maintained by any other Group Member, against risks normally insured against by companies engaged in similar businesses and such policies are sufficient for compliance in all material respects with the requirements of applicable law.

5.10                                    Leases.

(a)                                 The Group Members enjoy peaceful and undisturbed possession under all leases material to the business of the Group Members and to which the Group Members are a party or under which the Group Members are operating.  All of such leases are valid and subsisting and no material default by the Group Members exists under any of them.

(b)                                 Each Group Member has paid all payments required to be made by it under leases of real property (other than those, if any, disputed in good faith), and no landlord

Lien has been filed, and, to the Knowledge of the Group Members, no claim is being asserted, with respect to any such payments.

5.11                                    Indebtedness.  Set forth on Schedule 5.11 is a true, correct and complete list of all Indebtedness of each Group Member outstanding on the date hereof and immediately prior to the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.  Each Group Member and each Affiliate is in compliance with the terms and conditions of all other Indebtedness, in each case, to which such Person is a party.

5.12                                    Contingent Obligations.  Except as set forth on Schedule 5.12 or as reflected in the Company’s financial statements and the notes thereto, none of the Group Members is subject to or has incurred or assumed any Contingent Obligations material to the Company on a consolidated basis.

5.13                                    RESERVED

5.14                                    Litigation.  Except as set forth on Schedule 5.14, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against any Group Member, except for matters that are fully covered by insurance (subject to existing deductibles disclosed to Purchaser prior to the Closing Date) as to which the applicable insurance company has acknowledged coverage or that are not material to the Company on a consolidated basis.

5.15                                    Compliance with Laws.  Each Group Member has complied, and is in compliance, with all Requirements of Law in all material respects.  No Group Member has received any written notice or, to the Knowledge of any Group Member, oral notice, to the effect that it is not in compliance with any such Requirements of Law, nor is aware of any existing circumstances which (with or without notice or lapse of time) are likely to result in any material non-compliance.

5.16                                    Environmental Condition.  To the Company’s Knowledge, none of the Group Members’ Properties or assets has ever been used in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of any Environmental Law.  To the Company’s Knowledge, no Group Member has utilized any transporters or disposal facilities for the transport or disposal of Hazardous Materials.  To the Company’s Knowledge, none of the Group Members’ Properties or assets has ever been designated pursuant to any Environmental Law as a Hazardous Materials release or disposal site.  None of the Group Members has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by the Group Members.  To the Company’s Knowledge, none of the Group Members has received a summons, citation, notice, directive, order or inquiry from the Environmental Protection Agency or any other federal, state or local governmental agency concerning any action or omission by any Group Member resulting in the release or disposing of Hazardous Materials into the environment or with respect to the presence or release of Hazardous Materials on, under, in or from the Group Members’ Properties or assets.  To the Company’s Knowledge, no Hazardous Materials are present on, in or under any Group

Members’ properties or assets, except for any types or amounts of Hazardous Waste that do not require remediation, mitigation, monitoring or other control under any Environmental Law.

5.17                                    Labor Matters.

(a)                                 The Group Members have complied in all material respects with each Requirement of Law relating to the hiring, employment, termination, and classification of employees including, without limitation, provisions thereof relating to wages, overtime, hours, equal opportunity, mandatory or protected leaves of absence, meal and rest periods, record-keeping, collective bargaining and the payment of social security and other Taxes.  To the Knowledge of the Company, there are no labor relations problems being experienced by the Group Members (including any union organization activities, threatened or actual strikes or work stoppages, slowdowns or material grievances).

(b)                                 (i) No Group Member is delinquent in payments to any employee for any wage, salary, commission, bonus or other compensation for any services performed by them to date, amounts required to be reimbursed to such employees, or amounts that must be paid to an employee upon termination of employment; (ii) there is no unfair labor practice complaint against any Group Member pending before the National Labor Relations Board or any other Governmental Authority; (iii) no labor union currently represents the employees of any Group Member; and (iv) no employee of any Group Member has made a formal or, to the Knowledge of the Company, informal, complaint that, if true, would constitute a violation of a Requirement of Law, except in each case, where such delinquency, complaint or representation would not reasonably be expected to have a material adverse effect on the Group Members on a consolidated basis.

(c)                                  To the Company’s Knowledge, no employee of any Group Member is bound by any agreement with any other Person that is violated or breached by such employee performing the services that he or she is currently performing for such Group Member.  Except as expressly disclosed on Schedule 5.17(c), every employee of the Group Members is employed on an at-will basis and no employee has a Contract with the Group Members that would interfere with the ability of the Group Members to discharge any such employee.

(d)                                 To the actual knowledge of the Company’s Executive Officers, no current employee of any Group Member is the subject of any SEC enforcement action or target in any criminal action related to the SEC investigation of the Company’s revenue recognition practices and financial reporting (the “SEC Matter”) or any other criminal matter involving any of the Group Members.

5.18                                    Employee Benefit Plans; ERISA.  This Section 5.18 will not apply to a Multiemployer Plan, except as expressly referred to herein.

(a)                                 Schedule 5.18 sets forth a true, correct and complete list of:

(i)                                     Each termination, change in control or severance agreement involving the Group Members, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding Fifty Thousand Dollars ($50,000), on the other hand;

(ii)                                  All employee benefit plans, as defined in ERISA Section 3(3); and

(iii)                               All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

in each case of the foregoing clauses (i) through (iii), maintained or contributed to by each Group Member for the benefit of its employees (or former employees) and/or their beneficiaries or under which a Group Member may incur any liability.  All of these types of arrangements shall be collectively referred to as “Benefit Plans.”  An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because such Group Member’s obligations under the plan arise by reason of its being a “successor employer” under applicable laws.  Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

(b)                                 The Group Members have delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

(i)                                     Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 5.18 includes a description of any such amendment that is not in writing);

(ii)                                  The current summary plan description and all subsequent summaries of material modifications of each Benefit Plan;

(iii)                               The most recent Internal Revenue Service determination, opinion, or advisory letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code; and

(iv)                              The three (3) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan.

(c)                                  All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made.  All other amounts that should be accrued to date as liabilities of the Group Members under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the Books and Records of the Group Members.  There will be no material liability of the Group Members (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

(d)                                 Each Benefit Plan has been operated at all times in material compliance with its terms, and materially complies currently, and has materially complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.  The Internal Revenue Service has issued a favorable determination, opinion, or advisory letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred that would reasonably be expected to disqualify the plan.

(e)                                  The Group Members and any Person organized under the laws of the United States or operating therein that is or would be aggregated with the Group Members under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) do not maintain any plan that provides (or will provide) medical, death or other welfare benefits to one or more former employees or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights.  The Group Members and each ERISA Affiliate have materially complied with all of the continuation coverage requirements of COBRA.

(f)                                   There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of the Group Members, threatened relating to any Benefit Plan (other than routine claims for benefits).

(g)                                  The Group Members do not have any legally binding commitment to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to materially increase benefits to participants or the cost of maintaining the plan.  The benefits under all Benefit Plans have not been, and will not be materially increased subsequent to the date documents are provided to Purchaser, except in the ordinary course of business and consistent with competitive business standards.  To the Knowledge of the Group Members, no statement, either oral or written, has been made by any Group Member to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could be reasonably be expected to have material adverse economic consequences to Purchaser.

(h)                                 None of the Persons performing services for the Group Members has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(i)                                     Except as set forth in Schedule 5.18(i), none of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement or (ii) would result in “excess parachute payments” (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or (B) as a result of the consummation of the transactions contemplated by this Agreement and any additional or subsequent actions taken by the Group Members or Purchaser after the Closing Date.  Furthermore, the consummation of the transactions contemplated by this Agreement will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(j)                                    None of the assets of any Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any material surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(k)                                 With respect to each Benefit Plan maintained or contributed to by the Group Members or their ERISA Affiliates that is subject to Title IV of ERISA:

(i)                                     No amount is due or owing from the Group Members or their ERISA Affiliates to the PBGC, other than a liability for premiums under ERISA Section 4007;

(ii)                                  All premiums under ERISA Section 4007 have been paid to the PBGC on a timely basis;

(iii)                               The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued benefit liabilities under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then-current fair market value of the assets of the plan by a material amount;

(iv)                              No reportable events (within the meaning of ERISA Section 4043, but excluding those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived) have occurred;

(v)                                 There is no failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived;

(vi)                              There is no material “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value of assets” accrued but unpaid contributions); and

(vii)                           The Group Members and each ERISA Affiliate have made when due any “required installments” within the meaning of Section 430(j) of the Code and Section 303(j) of ERISA, whichever may apply.

(l)                                     None of the Group Members or their ERISA Affiliates has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan that remains unsatisfied, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or, to the Knowledge of the Group Members, the partition, termination, reorganization, or insolvency of any Multiemployer Plan that could result in any material liability on behalf of any Group Member to a Multiemployer Plan.  All contributions required to be made by the Company and its ERISA Affiliates to any Multiemployer Plan have been timely made.

(m)                             The aggregate liability of the Group Members and their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent plan year of the Multiemployer Plan ended prior to the date hereof would not exceed a material amount.

(n)                                 No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events, could reasonably be expected to result in material liability to any Group Member.

5.19                                    Taxes.

Except as set forth on Schedule 5.19:

(a)                                 Filing of Tax Returns.  Each Group Member has duly and timely filed, giving effect to all extensions, (or has had duly and timely filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof.  All such Tax Returns filed are complete and accurate in all material respects.  No claim has ever been made in writing by an authority in a jurisdiction where any Group Member does not file Tax Returns that such Group Member is or may be subject to material taxation by that jurisdiction.

(b)                                 Payment of Taxes.  All material Taxes owed by each Group Member (whether or not shown on any Tax Return) have been timely paid (other than Taxes not currently payable and Taxes subject to a bona fide dispute, which Taxes in either case have been adequately reserved).  The material unpaid Taxes of each Group Member (i) did not, as of September 30, 2014, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company’s September 30, 2014 balance sheet (or any notes thereto), and (ii) will not, in the good-faith estimate of the Company, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company’s most recent balance sheet or in any notes thereto as of the Closing Date.  Each of the Group Members has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)                                  Audits, Investigations, Disputes or Claims.  No material, unresolved deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing authority against any Group Member.  There are no pending or, to the Knowledge of any Group Member, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to any Group Member.  Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 5.19 and, except as set forth in such Schedule, no Group Member nor any predecessor to any Group Member has been notified in writing that any taxing authority intends to audit a Tax Return for any other period.  None of the Group Members has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than waivers or extensions which are no longer in effect).  No power of attorney granted by any Group Member with respect to any Taxes is currently in effect.

(d)                                 Liens.  There are no material Liens for Taxes (other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established) on any of the assets of any Group Member or any shares of any Group Member’s Capital Stock.

(e)                                  Tax Elections.  None of the Group Members has: (i) agreed, or is required, to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) made an election, or is required, to treat any of such Group Member’s assets as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168(h) of the Code; (iii) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) made or will make a consent dividend election under Section 565 of the Code; (v) made an election under Section 108(i) of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

(f)                                   RESERVED

(g)                                  Other Entity Liability.  No Group Member has any material liability for the Taxes of any Person (other than the Group Members) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)                                 Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements), other than Tax-sharing agreements or similar arrangements (including indemnity arrangements) (i) between Group Members or (ii) entered into in the ordinary course of business and not primarily related to Taxes, with respect to or involving any of the Group Members or any of their assets or business, and after the Closing Date, none of the Group Members, their assets or their business shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i)                                     Partnerships, Single Member LLCs, CFCs and PHCs.  Except for its relationship with the other Group Members, no Group Member (i) is subject to any material joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign law).  Each Group Member is classified for U.S. federal and applicable state income tax purposes in the manner specified on Schedule 5.19.

(j)                                    No Withholding.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(k)                                 International Boycott.  None of the Group Members have participated in or are participating in an international boycott within the meaning of Section 999 of the Code.

(l)                                     Permanent Establishment.  None of the Group Members has or has ever had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(m)                             At no time during the five-year period ending on the date hereof was any Group Member a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(n)                                 The annual financial statement for the Company’s fiscal year 2013 provided to Purchaser referenced in Section 5.4(a) states the net operating loss carry-forwards as of December 31, 2013, such amounts so stated are correct in all material respects.  Except as described on Schedule 5.19(o), no ownership changes (as such term is used in Section 382 of the Code) have occurred or will occur as a result of the Transaction.

5.20                                    Fraudulent Transfer.

(a)                                 Each Group Member is, and after giving effect to the transactions contemplated hereby will be, solvent.

(b)                                 No transfer of Property is being made by any Group Member and no obligation is being incurred by any Group Member in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of the Group Members.

5.21                                    Private Offering; Investment Company Act.

(a)                                 Within the past six (6) months, neither any Group Member nor any Person acting on behalf of such Group Member has, directly or indirectly, sold or offered for sale the Securities by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

(b)                                 Within the past six (6) months, neither any Group Member nor any Person acting on behalf of such Group Member has, directly or indirectly, sold or offered for sale to, or otherwise approached or negotiated in respect thereof with, any Person the Securities except as contemplated by this Agreement, and neither any Group Member nor any Person acting on its behalf (other than Purchaser and its Affiliates) will sell or offer for sale to any Person any preferred stock or other similar security of the Company to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of the Securities within the registration provisions of Section 5 of the Securities Act.  The offer and sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

(c)                                  None of the Group Members is, and the issuance and sale of the Securities pursuant to this Agreement will not cause any Group Member to be, an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act.

5.22                                    Federal Regulations.  No part of the proceeds of the Securities will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Group Member in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T.  No Indebtedness being reduced or retired out of the proceeds of the Securities was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U).  None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Securities) will violate or result in a violation of Regulation T, Regulation U or Regulation X.

5.23                                    Material Adverse Change.  Since December 31, 2013, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Change.

5.24                                    No Undisclosed Liabilities.  No Group Member has any liability and to the Company’s Knowledge, there is no basis for any present or future action or order against such Group Member, giving rise to any material liability of the type or nature required under GAAP to be reflected on the Company’s financial statements, except for (a) liabilities quantified on the face of the September 30, 2014 balance sheet (rather than in any notes thereto) and not heretofore paid or discharged, and (b) liabilities that have arisen in the ordinary course of business since September 30, 2014, which liabilities are not material individually or in the aggregate (none of which liabilities has arisen from any breach or violation of a Contractual Obligation or Requirement of Law).

5.25                                    Transactions with Affiliates.  Schedule 5.25 describes all transactions since January 1, 2013 in which any Group Member has, directly or indirectly, paid any funds to or for the account of, extended credit to, made any investment (whether by acquisition of Equity Securities or Indebtedness, by loan, advance, transfer of Property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any debt, or otherwise) in, leased, sold, transferred or otherwise disposed of any Property, tangible or intangible, to, or participated in, or effected any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (which, for purposes of this Section 5.25 shall include any of such Group Member’s Executive Officers, directors or beneficial owners of 5% or more of the Common Stock of the Company, determined in accordance with Rule 13d-3 promulgated under the Exchange Act), including, without limitation, the amount and material terms of any such transaction.

5.26                                    Company SEC Documents.  Since January 1, 2011, the Company has filed the Company SEC Documents set forth on Schedule 5.26.  As of their respective dates and except with respect to the SEC Matter, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  With respect to the SEC Matter, the Company SEC Documents, as amended or revised, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document which was filed and publicly available prior to the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments.

5.27                                    Brokerage Fees.  No Group Member has utilized the services of any broker or finder in connection with obtaining financing from Purchaser under this Agreement and no such Person is or will be entitled to any payment or consideration as a result of obtaining financing from Purchaser under this Agreement, including, without limitation, any brokerage commissions, finder’s fees or bonuses to employees, officers, managers, directors or Affiliates of any of the foregoing in connection with such financing.

5.28                                    Registration Rights.  Except such registration rights as shall be granted to Purchaser as set forth in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

5.29                                    Foreign Corrupt Practices.  None of the Group Members, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any Group Member has, in the course of its actions for, or on behalf of, any Group Member (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.30                                    OFAC. None of the Group Members nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any

Group Member, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department an (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any of the Company’s Subsidiaries, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

6.1                                           Due Organization.  It is duly organized and existing in good standing under the laws of the jurisdiction of its organization.

6.2                                           Authorization; No Contravention.  The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:  (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Governing Documents; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree relating to it except where such violation would not reasonably be expected to prohibit or place limitations on the consummation of the Transaction.

6.3                                           Binding Effect. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

6.4                                           Purchase for Own Account.

(a)                                 It is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and is acquiring the Securities for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction and Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Securities unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act and in compliance with applicable state and other securities laws; and

(b)                                 It has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and it is capable of bearing the economic risks of such investment and can afford an entire loss on its investment and acknowledges that the Securities, as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction.

6.5                                           Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required on the part of the Purchaser in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

6.6                                           Brokers.  Purchaser has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other Transaction Document or any of the transactions contemplated hereby or thereby.

6.7                                           Financing.  Purchaser will have, at Closing, the funds necessary to consummate the Transaction and will not need financing to consummate the Transaction.

6.8                                           No Prior Short Selling. Purchaser has not, directly or indirectly, through its agents, representatives or affiliates, engaged in or effected, in any manner whatsoever, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, (ii) hedging transaction, which established a net short position with respect to the Common Shares or any other equity security of the Company or (iii) other transaction that involved hedging Purchaser’s position in any equity security of the Company.

ARTICLE 7

INDEMNIFICATION

7.1                                           Indemnification.

(a)                                 In addition to all other sums due hereunder or provided for in this Agreement or in the other Transaction Documents, the Company shall pay, indemnify, defend, and hold Purchaser and its Affiliates, and each of their respective officers, directors, partners, trustees, members, advisors (including, without limitation, attorneys, accountants and financial advisors), employees, agents, attorneys-in-fact and controlling persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith, whether or not brought by a third party (collectively “Claims”), at any time asserted against, imposed upon, or incurred by any Indemnified Person in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement or any of the other Transaction Documents, or the transactions contemplated hereby or thereby, including, without limitation, any breach of any representation, warranty, covenant or agreement made by any Group Member in this Agreement or any of the other Transaction Documents, including without limitation, any Claims in respect of any brokerage commissions or finder’s fees incurred by the Group Members in connection with the transactions contemplated by this Agreement (all such liabilities, the “Indemnified Liabilities”).

(b)                                 The foregoing to the contrary notwithstanding, the Company shall have no obligation to any Indemnified Person under this Section 7.1 with respect to any Indemnified Liability that a court of appropriate jurisdiction in a final and non-appealable determination determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person (such determination being hereinafter referred to as a “Final Gross Negligence Determination”).   In addition, Indemnified Liabilities shall not include Claims (i) for which the Company is not required to provide indemnification pursuant to the proviso in the first sentence of Section 5(a) of the Registration Rights Agreement, or (ii) that arise solely from the failure of any Indemnified Person to file any report required under Section 13(d), Section 13(f) or Section 16(a) of the Exchange Act or regulations promulgated under any such statutes) or alleging a violation of Section 16(c) of the Exchange Act.  The maximum aggregate amount of Indemnified Liabilities that Purchaser can receive under this Agreement or pursuant to any claim arising under this Agreement is limited to the Purchase Price (without giving effect to the reduction set forth in Section 2.2) plus any fees and expenses referred to in Section 7.1(a) incurred in connection with such Indemnified Liabilities. For the avoidance of doubt, Fees and Expenses payable or paid pursuant to Section 2.2 by the Company are not to be included in the foregoing calculation or limitation).

(c)                                  The parties agree that reasonable attorneys’ fees and costs shall be paid to the prevailing party by the non-prevailing party in any action brought under this Article 7.  This Article 7 shall survive the termination of this Agreement.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Company was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Company with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(d)                                 SUBJECT TO SECTION 7.1(b), THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

7.2                                           Procedure; Notification.  Each Indemnified Person under this Article 7 will, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Person in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof.  The failure of any Indemnified Person so to notify the Company of any such action shall not relieve it from any liability which it may have to such Indemnified Person unless, and only to the extent that, such failure results in the Company’s legal position being prejudiced or it results in a forfeiture of substantive rights or defenses.  In case any such Claim shall be brought against any Indemnified

Person and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to the Indemnified Persons; provided, however, that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any third party Claim in which the Company and an Indemnified Person is, or is reasonably likely to become, a party, such Indemnified Person shall have the right to employ separate counsel at the Company’s expense (and the Company shall reasonably promptly reimburse the Indemnified Person for such reasonable expense upon presentation of invoices therefor (it being further agreed that the Indemnified Person shall return such reimbursement amounts if there is a Final Gross Negligence Determination against such Indemnified Person)) and to control its own defense of such Claim if the named parties to any such Claim (including any impleaded parties) include both the Company and the Indemnified Person and if, in the reasonable opinion of counsel to such Indemnified Person, the Company and the Indemnified Person have conflicting interests with respect to such Claim based on one or more material legal defenses available to such Indemnified Person that are inconsistent with those available to the Company (other than differing interests associated with the Company’s obligation to indemnify), in which cases the reasonable fees and expenses of one counsel plus, if applicable, one local counsel, of the Indemnified Person shall be paid by the Company on a timely basis.  The Company agrees that it will not (nor shall any Group Member), without the prior written consent of Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Person is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of Purchaser and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding.  The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, in equity, by separate agreement or otherwise.

7.3                                           Effect of Investigation.  The representations, warranties and covenants of the Group Members, and any Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person (including by any of its Representatives).

ARTICLE 8

COVENANTS

8.1                                           Purchaser’s Covenant Not to Convert Securities in Excess of Share Cap.

(a)                                 Purchaser hereby covenants that it shall not convert Securities representing on a converted basis, an amount in excess of 19.99% of the Company’s outstanding Common Shares as of the Closing Date unless and until the Company obtains the approval of its stockholders (the “Stockholder Approval”) as required by the applicable Marketplace Rules of NASDAQ for full conversion rights and voting power of the Securities without the limitations set forth in the Certificate of Designations that apply prior to Stockholder Approval and any and all other matters required by the applicable Marketplace Rules of NASDAQ in conneciton with the offer, sale, issuance or delivery of the Securities in accordance with this Agreement or the performance by the Company of its obligations under this Agreement and the Transaction Documents.

(b)                                 In the event that Purchaser shall sell or otherwise transfer any of Purchaser’s Securities, the restrictions of the prior sentence shall apply to such transferee and no such transfer shall be made unless the transferee agrees to be bound thereby.

(c)                                  The Company covenants to cause the Stockholder Approval to become effetive as soon as reasonably practicable.  The Company shall prepare and file with the SEC on or before January 15, 2015 an information statement on Schedule 14C (as amended or supplemented, the “Information Statement”), and, after receiving and reasonably promptly responding to any comments of the SEC thereon, shall promptly mail the Information Statement to the stockholders of the Company in accordance with the requirements of the rules promulgated under Section 14(c) of the Exchange Act. The Company shall comply in all material respects with Section 14(c) of the Exchange Act and the rules promulgated thereunder in relation to the Information Statement, and the Information Statement shall not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to Stockholder Approval which has become false or misleading; provided that the Company shall not be responsible for any information (i) provided by Purchaser for inclusion in the Information Statement and relied upon by the Company in good faith, or (ii) required to be provided by Purchaser for inclusion in the Information Statement pursuant to Section 8.01(e) but not so provided.  For the avoidance of doubt, no failure of the Company to seek or obtain the Stockholder Approval shall entitle the Purchaser or any holder of the Series C Preferred Stock to any right of rescission or cash settlement.

(d)                                 If for any reason the Stockholder Approval by written consent of the stockholders is withdrawn or otherwise cannot become effective twenty (20) calendar days after mailing the Information Statement, the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which meeting shall occur not later than March 16, 2015 (the “Stockholders Meeting Deadline”) (and shall use its commercially reasonable efforts to call the Stockholders Meeting prior to February 16, 2015, for the purpose of seeking Stockholder Approval.  In connection therewith, a reasonable period of time prior to the Stockholders Meeting Deadline, the Company shall prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and reasonably promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company. The Company shall comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading; provided that the Company shall not be responsible for any information (i) provided by Purchaser for inclusion in the Proxy Statement and relied upon by the Company in good faith, or (ii) required to be provided by Purchaser for inclusion in the Proxy Statement pursuant to Section 8.1(e) but not so provided.

(e)                                  Purchaser shall promptly furnish in writing to the Company such information relating to Purchaser and its investment in the Company as the Company may reasonably request for inclusion in the Information Statement or the Proxy Statement.

(f)                                   Subject to their fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s stockholders that the stockholders vote in favor of the matters to be submitted for Stockholder Approval (the “Company Board Recommendation”). The Company covenants that the Board of Directors of the Company shall not modify, amend or withdraw the Company Board Recommendation unless the Board of Directors (after consultation with the Company’s outside counsel) shall determine in the good faith exercise of its business judgment that maintaining the Company Board Recommendation would violate its fiduciary duties to the Company’s stockholders. Whether or not the Company’s Board of Directors modifies, amends or withdraws the Company Board Recommendation pursuant to the immediately preceding sentence, the Company shall take all action necessary to obtain Stockholder Approval and file and mail the Information Statement or the Proxy Statement as soon as reasonably practicable and, in any event, no later than the dates set forth in Section 8.1(c) or 8.1(d), as the case may be.

8.2                                           Legends. In addition to any other legend required or permitted hereby, the certificates representing the Securities shall bear a legend substantially similar to the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WHICH MAY BE OBTAINED UPON REQUEST THERETO, AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH RESTRICTIONS.”

8.3                                           No Short Selling. Purchaser hereby covenants that it shall not, directly or indirectly, through its agents, representatives or affiliates, engage in or effect, in any manner whatsoever, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, (ii) hedging transaction, which establishes a net short position with respect to the Common Shares or any other equity security of the Company or (iii) other transaction that involves hedging Purchaser’s position in any equity security of the Company.

8.4                                           Competitors.  Purchaser hereby covenants that it shall not, directly or indirectly, through its agents, representatives or affiliates transfer all or any portion of the Securities to a competitor of the Company, other than through transfers on the open market; provided, however, that this Section 8.4 shall not apply following the Sale Outside Date (as defined in the Shareholder Rights Agreement).  For the avoidance of doubt, this Section 8.4 shall not apply to transfers of Securities to competitors in connection with a sale, merger or other business combination of the Company.

8.5                                           Confidentiality.  Purchaser hereby covenants that it, and its affiliates, shall keep confidential and shall not directly or indirectly disclose to any third party or, from and after the date hereof, use, any confidential or proprietary information or trade secret relating to the Company or to any Group Member (collectively, the “Confidential Material”); provided, however, that “Confidential Material” shall not include any of the foregoing that is or becomes generally available to the public other than as a result of any breach of any (i) obligation of confidentiality owed by Purchaser or any of its affiliates to the Company, (ii) is or becomes available to Purchaser on a non-confidential basis from a source that, to the Purchaser’s Knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iii) is or has been independently developed by Purchaser without the use of any Confidential Material.  Notwithstanding the foregoing, if Purchaser, or any of its affiliates, is required in the course of judicial or administrative proceedings or governmental inquiries to disclose any Confidential Material, the disclosing party shall before any such disclosure give the Company prompt written notice so that the Company may seek an appropriate protective order and/or waive the disclosing party’s compliance with the confidentiality provisions of this Section 8.5.

8.6                                           UCC-3 Termination Statement.  The Company hereby covenants that it shall file the UCC-3 Financing Statements in all jurisdictions where the associated UCC filing statement is filed within thirty (30) days after the Closing Date, except for the UCC Financing Statement described in Section 3.16, which shall be filed with the State of Delaware Division of Corporations within one (1) Business Day after the Closing Date.

ARTICLE 9

MISCELLANEOUS

9.1                                           Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Purchaser, and the acceptance of the Securities and payment therefor, for a period of ninety (90) days after filing of the Company’s Form 10-K for fiscal year 2015 that includes audited financial statements for fiscal year 2015.

9.2                                           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile (with receipt confirmed), courier service or personal delivery:

(a)                                 if to Purchaser:

Bison Capital Partners IV, L.P.
780 Third Avenue, 30th Floor

New York, NY 10017
Facsimile:  646-590-9021
 Attention:  Andreas Hildebrand

with a copy to (which shall not constitute notice to Purchaser):

Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real #200

Del Mar, CA 92130
Facsimile No.:  858-847-4871
Attention:  John D. Tishler, Esq.

(b)                                 if to the Company:

Lime Energy Co.
16810 Kenton Drive, Suite 240

Huntersville, NC 28078

Facsimile No.:

Attention: Adam Procell

with a copy to (which shall not constitute notice to the Company):

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103
Facsimile No.:  215-988-2770
Attention: Stephen T. Burdumy and Christopher B. Berendt

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or when sent, if sent via facsimile during the recipient’s normal business hours with confirmation of sending.

9.3                                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws, Purchaser (and its permitted assigns) may assign any of its rights under any of the Transaction Documents to any Person in connection with the private sale of the Securities or the Common Shares into which the Securities have converted to any Person; provided that such assignee becomes a party to the Shareholder Rights Agreement, as in effect at the time of such assignment, in connection with such assignment (or such assignment shall be void).  The Company may not assign any of its rights, nor delegate any of its obligations, under this Agreement without the prior written consent of Purchaser (which may be withheld in its sole discretion), and any such purported assignment or delegation by the Company without the written consent of Purchaser shall be void and of no effect.  Except as provided in Article 7 with respect to the Indemnified Persons, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

9.4                                           Amendment and Waiver.

(a)                                 No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given.  No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.  Except where notice is specifically required by this Agreement, no notice to or demand on the Company, any of its Subsidiaries or any other Group Member in any case shall entitle the Company, any such Subsidiary or any such other Group Member to any other or further notice or demand in similar or other circumstances.

9.5                                           Signatures; Counterparts.  Electronic transmissions of any executed original document and/or retransmission of any executed electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.6                                           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.7                                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES.

9.8                                           Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.9                                           Entire Agreement.  This Agreement and the other Transaction Documents (together with the exhibits and schedules hereto and thereto), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

9.10                                    Publicity; Filings.  Concurrently with and from time to time following Closing, after written consent from the Company (not to be unreasonably withheld), Purchaser shall be permitted to issue press releases concerning the transactions contemplated by this Agreement or any other Transaction Document. Except as may be required by applicable law, no Group Member shall issue a publicity release or announcement, otherwise make any public disclosure concerning the transactions contemplated by this Agreement or any other Transaction Document or file any of the Transaction Documents with any securities authority, stock exchange or any other Governmental Authority, without prior written approval by Purchaser (not to be unreasonably withheld).  If any announcement or filing (including on Form 8-K) is required by Requirements of Law to be made by a Group Member, prior to making such announcement or filing such Group Member will deliver a draft of such announcement and filing to Purchaser and give Purchaser a reasonable opportunity to comment thereon.  Effective as of the Closing, the Company, on behalf of itself and the other Group Members, hereby grants to Purchaser a non-exclusive, royalty-free license to use the name and logo of any Group Member any marketing or similar material prepared by or on behalf of Purchaser in the ordinary course of business; provided, that, Purchaser shall provide the Company with reasonable opportunity to review and approve (such approval not to be unreasonably withheld) such use prior to such use.

9.11                                    Further Assurances.  The Company shall cause each of the other Group Members to execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required to carry out or to perform the provisions of this Agreement or for Purchaser to effect any post-closing assignments of all or any portion of the Securities or the Common Shares into which the Securities have converted.

9.12                                    Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.13                                    Federal Anti-Money Laundering Law.  To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions (which may include Purchaser and its Affiliates) to obtain, verify and record information that identifies each Person who opens an account or other formal customer relationship.  Accordingly, in connection with this Agreement, Purchaser may require that the Company provide certified copies of its articles of incorporation, certificate of formation, operating agreement or other similar identifying documents.  Further, the Company confirms that its legal name and address, as set forth in this Agreement, are correct and complete and covenants and agrees to provide such other information as may be necessary to allow Purchaser and its Affiliates to comply with such laws.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

BISON CAPITAL PARTNERS IV, L.P.

By:	Bison Capital Partners IV GP, L.P.
Its:	General Partner

	By:	Bison Capital Partners GP, LLC
	Its:	General Partner

By:	/s/ Andreas Hildebrand
	Name:	Andreas Hildebrand
	Title:	Member

[Securities Purchase Agreement]

LIME ENERGY CO.,
a Delaware corporation

By:	/s/ Adam Procell
	Name:	Adam Procell
	Title:	President & CEO

[Securities Purchase Agreement]

Schedule 1.1

Entity/Subject Name	Jurisdiction	Other Party	File Date	File Type	File/Case/Book/Page #
APPLIED ENERGY MANAGEMENT INC.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	AMERICAN CHARTERED BANK	3/8/2011	Original UCC Filing	201186377300
APPLIED ENERGY MANAGEMENT INC.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	AMERICAN CHARTERED BANK	12/28/2011	Amendment to 20118637730	201192699160
LIME ENERGY SERVICES CO.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	AMERICAN CHARTERED BANK	12/29/2011	Amendment to 20118637730	201192733710
LIME ENERGY SERVICES CO.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	AMERICAN CHARTERED BANK	3/1/2013	Amendment to 20118637730	201302239640
LIME ENERGY ASSET DEVELOPMENT, LLC	DE - SECRETARY OF STATE	RBC BANK (USA)	11/9/2011	Original UCC Filing	20114584994
LIME ENERGY CO.	DE - SECRETARY OF STATE	KIPHART, RICHARD P.	2/27/2013	Original UCC Filing	20130878182
LIME ENERGY SERVICES CO.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	FERGUSON ENTERPRISES, INC.	2/15/2012	Original UCC Filing	201293818190